Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated February 21, 2012 (July 23, 2012 as to the effects of the stock split described in Note 20), relating to the consolidated financial statements of Vantiv, Inc. (formerly known as Advent-Kong Blocker Corp.) as of and for the years ended December 31, 2011 and 2010 and for the six-month period ended December 31, 2009, (which report expresses an unqualified opinion and includes an explanatory paragraph related to Vantiv, Inc. changing its method of presenting comprehensive income in 2011 due to the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income,” which has been applied retrospectively to all periods presented) appearing in the Prospectus included in Registration Statement No. 333-185222 on Form S-1 (as amended).

/s/ Deloitte & Touche LLP

Cincinnati, OH

December 6, 2012